Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form F-3 No. 333-165472) of Sanofi (formerly known as sanofi-aventis) and to the incorporation by reference therein of our reports dated February 25, 2011, with respect to the consolidated financial statements of Sanofi and its subsidiaries, included in its Annual Report (Form 20-F) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Ernst & Young Audit

Represented by Christian Chiarasini and Jacques Pierres

Paris-La Défense

May 24, 2011

/s/ Christian Chiarasini	/s/ Jacques Pierres